                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE


In re                                   )   Chapter 11
                                        )
THE BIBB COMPANY,                       )   Case No. 96 -
                                        )
                    Debtor.             )


                            PLAN OF REORGANIZATION
                                      OF
                               THE BIBB COMPANY
                               ----------------

                                 JULY 3, 1996



        KAYE, SCHOLER, FIERMAN,           YOUNG, CONAWAY, STARGATT
          HAYS & HANDLER, LLP                    & TAYLOR
      Co-Counsel for the Debtor          Co-Counsel for the Debtor
            425 Park Avenue          11th Floor - Rodney Square North
      New York, New York  10022                P.O. Box 391
                                     Wilmington, Delaware  19899-0391


                            DECHERT PRICE & RHOADS
                       Corporate Counsel for the Debtor
                          4000 Bell Atlantic Tower
                               1717 Arch Street
                     Philadelphia, Pennsylvania 19103-2793

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I.        DEFINITIONS...............................   A-3

ARTICLE II.       ADMINISTRATIVE EXPENSE CLAIMS
                  AND PRIORITY TAX CLAIMS...................  A-11

ARTICLE III.      CLASSIFICATION............................  A-11

ARTICLE IV. TREATMENT OF UNIMPAIRED CLASSES.................  A-12

ARTICLE V.        TREATMENT OF IMPAIRED CLASSES.............  A-14

ARTICLE VI. NO BAR DATE; DISPUTED CLAIMS; OBJECTIONS
                  TO CLAIMS.................................  A-15

ARTICLE VII.      IMPLEMENTATION OF THE PLAN................  A-16

ARTICLE VIII.     EXECUTORY CONTRACTS AND UNEXPIRED LEASES..  A-21

ARTICLE IX. CONDITIONS PRECEDENT............................  A-22

ARTICLE X.        MODIFICATION, REVOCATION OR WITHDRAWAL
                  OF THE PLAN...............................  A-23

ARTICLE XI. RETENTION OF JURISDICTION.......................  A-24

ARTICLE XII.      MISCELLANEOUS PROVISIONS..................  A-26

EXHIBITS
--------

Exhibit A      New Credit Agreements
Exhibit B      Form of New By-Laws
Exhibit C      Form of New Certificate of Incorporation
Exhibit D      Restructuring Agreement

          EXHIBITS TO THE PLAN ARE AVAILABLE UPON WRITTEN REQUEST TO
         KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP, 425 PARK AVENUE,
            NEW YORK, NEW YORK 10022, ATTN:  HOWARD A. BECKER, ESQ.

               The Bibb Company, debtor and debtor-in-possession, proposes this plan of reorganization pursuant to section 1121(a) of title 11 of the United States Code:


                                  ARTICLE I.

                                  DEFINITIONS

          Rules of Interpretation. As used herein, the following terms have the respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Any capitalized term used herein that is not defined herein but is defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code. In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan.

          I.1. "Administrative Expense Claim" means any Claim (including, without limitation, any Claim arising under the DIP Facility or the Cash Collateral Order, any Professional Fee Claim, and any Post-Restructuring Management Claim which arose after the Petition Date) entitled to the priority afforded by sections 503(b) and 507(a)(1) of the Bankruptcy Code.

          I.2. "Allowed" means, with respect to any Claim, proof of which has been properly Filed or, if no proof of claim was so Filed, which was or hereafter is listed on the Schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been Filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules and/or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so Filed, to the extent allowed by a Final Order, provided that all Class 7 Claims (excluding any Claims arising pursuant to Article VIII of the
Plan) shall be treated for all purposes as if the Chapter 11 Case was not filed, and the determination of whether any such Claim shall be allowed and/or the amount thereof (which shall not be listed on the Schedules, and as to which no proof of Claim need be Filed) shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

          I.3. "Ballot Agent" means the agent to be selected who will receive, tabulate and certify ballots cast in connection with Plan, which agent may include an officer of the Company.

          I.4. "Ballot Record Date" means June 4, 1996.

          I.5. "Ballot Return Date" means 5:00 p.m., Eastern Daylight Time, on June 28, 1996, unless and to the extent such date is reduced or extended by the Debtor in accordance with the provisions of the Disclosure Statement.

          I.6. "Ballots" mean the ballots and/or master ballots distributed to the holders of Old Subordinated Notes and Old Equity Interests for the purposes of voting on the Plan.

          I.7. "Bank Claims" mean either (i) all Claims of the New Banks arising under or relating to the New Pre-Petition Facility, or, if the New Pre-Petition Facility is not entered into, (ii) all Claims of the Banks against the Debtor arising under or relating to the Old Credit Agreement, including all Claims thereunder for fees and expenses of the Pre-Petition Bank Agent. For purposes of the Plan, the Allowed Bank Claims are deemed to be fully secured.

          I.8. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended from time to time, set forth in sections 101 et seq. of title 11 of the United States Code.

          I.9. "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, or such other court that exercises jurisdiction over the Chapter 11 Case or any proceeding therein, including the United States District Court for the District of Delaware to the extent that the reference of the Chapter 11 Case or any proceeding therein is withdrawn.

          I.10. "Bankruptcy Rules" mean, collectively, the Federal Rules of Bankruptcy Procedure, as amended and promulgated under section 2075, title 28 of the United States Code, and the local rules and standing orders of the Bankruptcy Court.

          I.11. "Banks" mean, as of any date, such financial institutions which shall have become parties to the Old Credit Agreement and excluding such institutions which were no longer parties to such agreement as of such date.

          I.12. "Business Day" means a day other than a Saturday, Sunday or "legal holiday" or other day on which banks in New York, New York are authorized or required by law to be closed.

          I.13. "Cash Collateral Order" means all order(s) of the Bankruptcy Court, if any, authorizing the Debtor to use, subject to the terms and provisions thereof, the Banks' cash collateral (as such term is defined in section 363(a) of the Bankruptcy Code) and non-cash collateral.

          I.14. "Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code with respect to the Debtor, pending or to be pending in the District of Delaware.

          I.15. "Claim" means (a) any right to payment from the Debtor arising before the Confirmation Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) any right to an equitable remedy against the Debtor arising before the Confirmation Date for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          I.16. "Class" means one of the classes of Claims or Interests defined in Article III hereof.

          I.17. "Confirmation Date" means the date on which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court.

          I.18. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

          I.19. "Congress" means Congress Financial Corporation, individually and, if applicable, as agent for the New Banks.

          I.20. "Creditors' Committee" means the official committee of unsecured creditors as may be appointed in the Chapter 11 Case by the United States Trustee pursuant to section 1102 of the Bankruptcy Code as constituted by the addition or removal of members from time to time.

          I.21. "Debtor" means, unless the context otherwise requires, The Bibb Company, the debtor in the Chapter 11 Case and, following the Effective Date, Newco.

          I.22. "DIP Facility" means the obligations of the Debtor under the New Credit Agreements pursuant to section 364 of the Bankruptcy Code (other than pursuant to the Cash Collateral Order), relating to borrowings made by the Company during the Chapter 11 Case, together with the documents, agreements and order(s) of the Bankruptcy Court authorizing and governing such obligations.

          I.23. "Disclosure Statement" means the Debtor's Disclosure Statement, dated June 10, 1996, as amended, modified, restated or supplemented from time to time, pertaining to the Plan.

          I.24.  "Distribution Record Date" means the Petition Date.

          I.25. "Effective Date" means the later to occur of (i) the first Business Day which is eleven days after entry of the Confirmation Order, and
(ii) the date on which all of the conditions specified in Section 9.01 hereof are first satisfied and/or waived in accordance with Article IX of the Plan.

          I.26. "Employee Claim" means a Claim based on salaries, wages, sales commissions, expense reimbursements, accrued vacation pay, health-related benefits, incentive programs, employee compensation guarantees, severance or similar employee benefits.

          I.27. "Filed" means filed with the Bankruptcy Court in the Chapter 11 Case.

          I.28. "Final Order" means an order or judgment entered on the docket by the Clerk of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties (a) that has not been reversed, stayed, modified or amended, (b) as to which no appeal, certiorari proceeding, reargument or other review or rehearing has been requested or is still pending and (c) as to which the time for filing a notice of or petition for certiorari, or request for reargument or further review or rehearing shall have expired; provided, that the possibility that a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous Rule under the Bankruptcy Rules, may be field with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

          I.29. "Foley" means Thomas C. Foley, the holder of a majority of the Old Common Stock.

          I.30. "Interest" means the rights of the owners of the issued and outstanding shares of the Old Common Stock and the Old Options.

          I.31. "IRBs" mean all Industrial Development Revenue Bonds to which the Debtor is an obligor, including the $11,000,000 in original aggregate principal amount of Industrial Development Revenue Bonds due 2003 and 2004, respectively, relating to the Debtor's Richmond County, North Carolina and Abbeyville, South Carolina plants.

          I.32. "IRB Claims" mean the Claims against the Debtor evidenced by, arising under or relating to the IRBs including, without limitation, any and all Claims for the principal amount thereof or interest thereon, whether accrued or unaccrued.

          I.33. "Lien" means any mortgage, lien, pledge, charge, security interest, encumbrance or other security device of any kind affecting any asset(s) of the Debtor.

          I.34. "Management Agreement" means the management services agreement, dated as of April 1, 1989, as amended, between NTC and the Debtor.

          I.35. "Management Agreement Claims" mean the Claims against the Debtor evidenced by, arising under or relating to the Management Agreement other than the Post-Restructuring Management Claims.

          I.36. "New Banks" mean the banks and/or financial institutions which from time to time are parties to any or all of the New Credit Agreements.

          I.37. "New By-laws" mean the by-laws of Newco, substantially in the form of Exhibit B hereto.

          I.38. "New Certificate of Incorporation" means the post-Effective Date certificate of incorporation of Newco, substantially in the form of Exhibit C hereto, which shall, among other things, (a) authorize the issuance of 12.0 million shares of New Common Stock and (b) prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

          I.39. "Newco" means a Delaware corporation to be formed on or prior to the Effective Date, into which the Debtor will be merged as of the Effective Date and which will be the survivor in such Merger.

          I.40. "New Common Stock" means the post-Effective Date common stock, $0.01 par value per share, of the Debtor, authorized for issuance pursuant to the New Certificate of Incorporation.

          I.41. "New Credit Agreements" mean the Credit Agreement or Agreements to be entered into, between the Debtor, as borrower and Congress (or such other financial institutions as may provide pre-petition, debtor-in-possession and/or post-confirmation financing to the Debtor), as lender, pursuant to which the Debtor shall have, among other things, credit availability prior to, during, and following the Chapter 11 Case agreed to by the Company and such lender and, on substantially the terms set forth in Exhibit A hereto or such other terms as may be agreed to by the Company and such lender and approved by the Bankruptcy Court.

          I.42. "New Pre-Petition Facility" means the obligations of the Company arising under the New Credit Agreements relating to borrowings made by the Company prior to the commencement of the Chapter 11 Case for purposes of satisfying the obligations of the Banks under the Old Credit Agreement and repurchasing the Receivables, together with the documents and agreements governing such obligations.

          I.43. "NTC" means The NTC Group, Inc., a Delaware corporation, and any successor corporation thereto.

          I.44. "Old Common Stock" means the pre-Effective Date common stock, $.01 par value per share, of the Debtor.

          I.45. "Old Credit Agreement" means the Credit Agreement, dated as of August 4, 1993, as amended, modified, restated or supplemented from time to time, between the Debtor, the Pre-Petition Bank Agent and the Banks, together with any security and ancillary documents related thereto or entered into in connection therewith.

          I.46. "Old Equity Interests" mean the Old Common Stock and all unexercised rights to acquire shares of Old Common Stock whether by way of option or other legal or contractual right, including the Old Options.

          I.47.  "Old Indentures" mean the 14% Note Indenture and the 13.875%
Note Indenture.

          I.48. "Old Options" mean all unexercised rights, as of the Petition Date, to acquire Old Common Stock, including, without limitation, (a) all options issued pursuant to the Old Stock Option Plans and (b) all rights to receive or acquire such options.

          I.49. "Old Stock Option Plans" mean (a) the Debtor's 1990 Non-Qualified Stock Option Plan, as amended, modified, restated or supplemented from time to time and (b) the Debtor's 1993 Non-Qualified Stock Option Plan, as amended, modified, restated or supplemented from time to time.

          I.50. "Old Stockholders' Agreements" mean the Stockholders' Agreements, dated as of March 31, 1989, as amended, modified, restated or supplemented from time to time, by and among the Debtor, Foley and other holders of the Old Common Stock.

          I.51. "Old Subordinated Notes" mean, collectively, the 14% Senior Subordinated Notes and the 13.875% Senior Subordinated Notes.

          I.52. "Other Priority Claim" means any Claim for an amount entitled to priority in right of payment under section 507(a) (3), (4), (5) or (6) of the Bankruptcy Code.

          I.53. "Petition Date" means the date on which the petition for relief commencing the Chapter 11 Case was filed, which date is expected to be on or about July 15, 1996. All calculations measured by the date of the filing have assumed a July 15 filing date, and must be adjusted to the extent that the Petition Date is prior or subsequent to July 15.

          I.54. "Plan" means this plan of reorganization, as amended, modified, restated or supplemented from time to time.

          I.55. "Post-Confirmation Facility" means those obligations of the Debtor arising under the New Credit Agreements relating to borrowings made by the Company from and after the Effective Date, together with the documents and agreements governing such obligations.

          I.56. "Post-Restructuring Board" means the Board of Directors of the Debtor as of the Effective Date, as provided in Section 7.11 hereof.

          I.57. "Post-Restructuring Management Claim" means any Claim against the Debtor evidenced by, arising under or relating to the Management Agreement from and after the effective date of the Restructuring Agreement, as and to the extent provided for therein.

          I.58. "Pre-Petition Bank Agent" means Citicorp North America, Inc., as agent for the Banks under the Old Credit Agreement.

          I.59. "Priority Tax Claim" means a Claim, other than an Administrative Expense Claim, of a governmental unit of the kind entitled to priority under section 507(a)(8) of the Bankruptcy Code.

          I.60. "Professional Fee Claim" means a Claim of a professional retained in the Chapter 11 case for compensation and reimbursement of expenses as allowed by the Bankruptcy Court.

          I.61. "Qualifying Offer" means an offer for the Debtor's Engineered Products Division business (other than an offer made by Foley or any entity owned or controlled by Foley) made and accepted in accordance with the terms and conditions of Section 4.1 of the Restructuring Agreement. Unless a Qualifying Offer is otherwise consummated prior to the Petition Date, the Debtor will seek the approval of the Bankruptcy Court of the accepted Qualifying Offer simultaneously with or prior to the date of the hearing to consider confirmation of the Plan.

          I.62. "Receivables" means certain of the Debtor's receivables, sold by the Debtor to BF Funding, L.P., a Delaware limited partnership, and transferred to a trust pursuant to a Pooling and Servicing Agreement dated August 13, 1993 among BF Funding, the Debtor and NationsBank of Virginia, N.A., as trustee.

          I.63. "Restructuring Agreement" means the Restructuring Agreement dated as of February 1, 1996, as amended, among the Debtor, NTC, Foley and the individual members of the Steering Committee, a copy of which is annexed hereto as Exhibit D.

          I.64. "Ruling Request" means the private letter ruling request attached as Exhibit B to the Restructuring Agreement, including any amendments thereof or supplements thereto.

          I.65. "Schedules" mean the schedules of assets and liabilities and the statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code, as amended, modified, restated or supplemented from time to time.

          I.66. "Secured Claim" means any Claim against the Debtor held by any person or entity, including, without limitation, an affiliate or judgment creditor of the Debtor, to the extent such Claim is secured by a Lien, or otherwise constitutes a secured Claim under sections 506(a) or 1111(b) of the Bankruptcy Code.

          I.67. "Steering Committee" means the unofficial committee of holders of the Old Subordinated Notes, collectively holding as of the date hereof 59.9% and 27.7% in aggregate outstanding principal amount of the 14% Senior Subordinated Notes and 13.875% Senior Subordinated Notes, respectively, which are signatories to the Restructuring Agreement and which participated in the negotiation of the proposed terms of the Plan and the transactions contemplated thereby, and whose members are (i) Franklin Custodian Fund, Income, (ii) Franklin Value Mark Funds, Income Securities Fund, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (iv) Showa Leasing (U.S.A.) Inc., (v) Romulus Holdings, Inc., (vi) Brad and Beth Singer Children's Trust, (vii) Gary and Karen Singer Children's Trust, (viii) Steven G. Singer Children's Trust, and (ix) Second Singer Trust .

          I.68. "Subsidiary" of an entity means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such entity, one or more of the other subsidiaries of such entity or any combination thereof.

          I.69. "Trade Claim" means any Claim of any entity against the Debtor for goods provided and/or services rendered in the ordinary course by such entity to the Debtor.

          I.70. "13.875% Note Indenture" means the Indenture, dated as of August 1, 1987 with Chemical Bank (formerly Manufacturers Hanover Trust Company), as trustee thereunder, with respect to the 13.875% Senior Subordinated Notes.

          I.71. "13.875% Senior Subordinated Note Claims" mean the Claims against the Debtor evidenced by, arising under or relating to the 13.875% Senior Subordinated Notes and/or the 13.875% Note Indenture, including, without limitation, any and all Claims for the principal amount thereof or interest thereon, whether accrued or unaccrued, penalty or otherwise, and any claims or causes of action relating thereto or arising thereunder, whether assertible against the Debtor or any other person or entity.

          I.72. "13.875% Senior Subordinated Notes" means the $60,000,000 in original aggregate principal amount of 13.875% Senior Subordinated Notes due 1999, issued pursuant to the 13.875% Note Indenture, for which the Debtor is the obligor.

          I.73. "14% Note Indenture" means the Indenture, dated as of October 1, 1989, as amended, between the Debtor and NationsBank of Georgia, N.A., as successor in interest to The Citizens and Southern National Bank, as trustee thereunder, with respect to the 14% Senior Subordinated Notes.

          I.74. "14% Senior Subordinated Note Claims" means the Claims against the Debtor evidenced by, arising under or relating to the 14% Senior Subordinated Notes and/or the 14% Note Indenture, including, without limitation, any and all Claims for the principal amount thereof or interest thereon, whether accrued or unaccrued, penalty or otherwise, and any claims or causes of action relating thereto or arising thereunder, whether assertible against the Debtor or any other person or entity.

          I.75. "14% Senior Subordinated Notes" means the $100,000,000 in original aggregate principal amount of the Debtor's issued and outstanding 14% Senior Subordinated Notes due 1999, issued pursuant to the 14% Note Indenture.

                                  ARTICLE II.

             ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

          II.1. Administrative Expense Claims and Priority Tax Claims. Each holder of an Allowed Administrative Expense Claim and each holder of an Allowed Priority Tax Claim shall be paid in full in cash on the later of (a) the Effective Date and (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation, statute or regulation governing such Claim); provided, however, that Trade Claims, Employee Claims and Post-Restructuring Management Claims that arise during the Chapter 11 Case shall be paid by the Debtor in the ordinary course of business and in accordance with any terms and conditions of the particular transaction, and any agreements relating thereto and Professional Fee Claims shall be paid only after they are Allowed by the Bankruptcy Court in connection with an application for allowance of compensation and reimbursement of expenses pursuant to sections 330 or 331 of the Bankruptcy Code. Notwithstanding the foregoing, any Administrative Expense Claim based on an obligation of the Debtor which becomes due and payable in accordance with the terms of the underlying agreement during the Chapter 11 Case may be paid by the Debtor at the time such obligation becomes due and payable; provided, further, that, in accordance with section 1129(a)(9)(C), holders of Allowed Priority Tax Claims may be paid, at the sole option of the Debtor, through deferred cash payments, over a period not exceeding six (6) years from the date of the assessment of the underlying tax obligation, together with interest at a rate of six (6%) percent per year (or such other interest rate as the Bankruptcy Court may direct).

                                 ARTICLE III.

                                CLASSIFICATION

          For purposes of the Plan, Claims and Interests are classified as provided below. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of such Class and is classified in a different Class to the extent that such Claim or Interest qualifies within the description of such different Class.

          III.1. Class 1: Other Priority Claims. Class 1 consists of all Other Priority Claims.

          III.2. Class 2: Miscellaneous Secured Claims. Class 2 consists of all Secured Claims which are not otherwise classified pursuant hereto, including, without limitation, mortgages secured by real property, but excluding the Bank Claims and the IRB Claims.

          III.3.  Class 3:  Bank Claims.  Class 3 consists of all Bank Claims.

          III.4.  Class 4:  IRB Claims.  Class 4 consists of all IRB Claims.

          III.5. Class 5: Post-Restructuring Management Claims. Class 5 consists of all unpaid Post-Restructuring Management Claims which arose prior to the Petition Date.

          III.6. Class 6: Old Subordinated Note Claims. Class 6 consists of all 13.875% Senior Subordinated Note Claims and 14% Senior Subordinated Note Claims.

          III.7. Class 7: General Unsecured Claims. Class 7 consists of all unsecured claims which are not otherwise classified pursuant hereto, including, without limitation, Employee Claims and Trade Claims and Claims, if any, arising from the rejection by the Debtor of Executory Contracts in accordance with
Section 365 of the Bankruptcy Code or pursuant to the Plan, but excluding unsecured claims that are otherwise classified hereby.

          III.8. Class 8: Old Equity Interests. Class 8 consists of all Old Equity Interests.

                                  ARTICLE IV.

                        TREATMENT OF UNIMPAIRED CLASSES

          IV.1. Class 1 (Other Priority Claims). Each holder of an Allowed Class 1 Claim shall be paid in full in cash the amount of its Allowed Class 1 Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes Allowed, unless such holder and the Debtor shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation governing such Claim).

          IV.2. Class 2 (Miscellaneous Secured Claims). With respect to each Allowed Class 2 Claim, unless the holder thereof and the Debtor shall agree to a different treatment of such Claim, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

                 (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan;

                 (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code; or

                 (c) All collateral securing such Claim shall be transferred and surrendered to such holder, without representation or warranty by or recourse against the Debtor.

          With respect to any Claim which receives the treatment described in clause "a" or "b" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date. With respect to any Claim which receives the treatment described in clause "c" above, upon receipt of such property, all Liens held by or inuring to the benefit of the holder thereof shall be deemed released, discharged and extinguished, and any deficiency claim (i.e., the amount by which the Debtor's obligation to such holder exceeds the value of the collateral securing such Claim) shall be treated as a Class 7 Claim.

          IV.3. Class 3 (Bank Claims). With respect to each Allowed Class 3 Claim, unless the holder thereof and the Debtor shall agree to a different treatment of such Claim, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

                 (a) The legal, equitable and contractual rights to which such Claim entitles such holder shall be unaltered by the Plan;

                 (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code; or

                 (c) upon the entry of an order approving the DIP Facility and authorizing the Debtor to borrow sufficient funds thereunder to satisfy in full the Bank Claims, each a holder of an Allowed Class 3 Claim shall be paid in full in cash the amount of its Allowed Class 3 Claim (other than that portion of any Bank Claim arising under an outstanding letter of credit, which shall be satisfied by the replacement, reinstatement or cash-collateralization thereof in accordance with the terms of the Old Credit Agreement or as otherwise agreed between the Debtor and such holder), whereupon all Liens held by or inuring to the benefit of the holder thereof shall be deemed released, discharged and extinguished.

          IV.4. Class 4 (IRB Claims). With respect to each Allowed Class 4 Claim, unless the holder thereof and the Debtor shall agree to a different treatment of such Claim, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

                 (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan;

                 (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code; or

                 (c) All collateral securing such Claim shall be transferred and surrendered to the holder thereof, without representation or warranty by or recourse against the Debtor.

          With respect to any IRB Claim which receives the treatment described in clause "a" or "b" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date. With respect to any IRB Claim which receives the treatment described in clause "c" above, upon receipt of such property, all Liens held by or incurring to the benefit of the holder thereof shall be deemed released, discharged and extinguished.

          IV.5. Class 5 (Post-Restructuring Management Claims). Each holder of an Allowed Post-Restructuring Management Claim shall be paid in full in cash the amount of its Allowed Class 5 Claim on the later of (a) the Effective Date and
(b) the date such Claim becomes Allowed, unless the Debtor and such holder shall agree to a different treatment of such Claim.

          IV.6. Class 7 (General Unsecured Claims). With respect to each Allowed Class 7 Claim, unless the holder thereof and the Debtor shall agree to a different treatment, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective
Date:

                 (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan; or

                 (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.

          The Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defined against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date.

          IV.7. Unimpaired Classes. By virtue of the foregoing provisions of this Article IV, the Claims in Classes 1, 2, 3, 4, 5 and 7 are not impaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, such Classes and each holder of a Claim or Interest in such Classes are conclusively presumed to have accepted the Plan, and solicitation of acceptances of holders in such Classes is not required.

                                  ARTICLE V.

                         TREATMENT OF IMPAIRED CLASSES

          V.1. Class 6 (13.875% Senior Subordinated Note Claims and 14% Senior Subordinated Note Claims). On the Effective Date, each holder of an Allowed Class 6 Claim shall receive, in exchange for its Claim, subject to adjustment as provided below and subject also to Section 7.19 hereof, its pro rata portion of such number of shares of New Common Stock as will result in an aggregate distribution to the holders of all Class 6 Claims of 95% of the New Common Stock outstanding on the Effective Date; provided, however, that if a Qualifying Offer is accepted in accordance with the provisions of Section 4.01 of the Restructuring Agreement and thereafter consummated, the Class 6 distribution will be decreased on a pro rata basis by one-half of one percent of the New Common Stock, so that the aggregate distribution of New Common Stock to the holders of Allowed Class 6 Claims would, in that event, be reduced in the aggregate to 94 1/2% of the New Common Stock outstanding on the Effective Date. Assuming a Petition Date of July 15, 1996, and assuming further that no Qualifying Offer is accepted, each holder of outstanding 14% Senior Subordinated Notes and 13.875% Senior Subordinated Notes shall be entitled to receive, respectively, 59.9163 and 57.5936 shares of New Common Stock for each $1,000 principal amount of Old Subordinated Notes held by such holder.

          V.2. Class 8 (Old Equity Interests). On the Effective Date, each holder of Old Common Stock and each holder of an Old Option who exercises a right to acquire shares of Old Common Stock prior to the Confirmation Date shall receive, in exchange for its Old Equity Interest, subject to adjustment as provided below and also subject to Section 7.19 hereof, its pro rata portion of such number of shares of New Common Stock as will result in an aggregate distribution to the holders of all Class 8 Interests of 5% of the New Common Stock outstanding on the Effective Date; provided, however, that if a Qualifying Offer is accepted in accordance with the provisions of Section 4.01 of the Restructuring Agreement and thereafter consummated, the Class 8 distribution will be increased on a pro rata basis by one-half of one percent of the New Common Stock, so that the aggregate distribution of New Common Stock to the holders of Allowed Class 8 Interests would, in that event, be increased in the aggregate to 5 1/2% of the New Common Stock outstanding on the Effective Date. On the Effective Date, all unexercised rights to acquire shares of Old Common Stock whether by way of option or other legal or contractual right, including unexercised Old Options, shall be canceled. No distributions shall be made in respect of such unexercised rights to acquire shares of Old Common Stock, including unexercised Old Options, nor shall any holder thereof receive or retain any property in respect thereof. Assuming a Petition Date of July 15, 1996, and assuming further that no Qualifying Offer is accepted, each holder of Old Common Stock will receive, in exchange for each share of Old Common Stock,
52.0833 shares of New Common Stock.

          V.3. Impaired Classes.  By virtue of the foregoing provisions of this
Article V, Classes 6 and 8 are impaired under the Plan. Pursuant to section 1126(a) of the Bankruptcy Code, holders in Classes 6 and 8 are entitled to vote to accept or reject the Plan.


                                  ARTICLE VI.

              NO BAR DATE; DISPUTED CLAIMS; OBJECTIONS TO CLAIMS

          VI.1. No Bar Date; Disputed Claims; Objections to Claims. No bar date pursuant to Bankruptcy Rule 3003(c)(3) shall be fixed as a deadline for the filing of proofs of Claim against the Debtor. Only Claims that are Allowed shall be entitled to distributions under the Plan. The Debtor reserves the right to contest and object to any Claims, including, without limitation, those Claims that are specifically referenced herein, are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a lesser amount than asserted by the holder of such Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be Filed and served upon counsel to the Debtor, counsel to the Creditors' Committee, and counsel to the Steering Committee, as necessary, and the holder of the Claim objected to on or before the later of (a) the Effective Date and (b) 25 days after the date (if any) on which a proof of claim is Filed in respect of such Claim. The last day for filing objections to Administrative Expense Claims shall be set pursuant to an order of the Bankruptcy Court. All disputed Claims shall be resolved by the Bankruptcy Court, except to the extent that (y) the Debtor may otherwise elect consistent with the Plan and the Bankruptcy Code or (z) the Bankruptcy Court may otherwise order. Notwithstanding the foregoing, in the event the Bankruptcy Court sua sponte determines that a bar date be established, then all holders of Claims and Interests required by the Bankruptcy Code, the Bankruptcy Rules or Order of the Bankruptcy Court to file a proof of claim or interest shall do so within the time and in the manner prescribed in the Order of the Bankruptcy Court establishing the bar date.

                                 ARTICLE VII.

                          IMPLEMENTATION OF THE PLAN

          VII.1. Merger. On the Effective Date, the Debtor will be merged, pursuant to applicable state law, with and into Newco. Newco shall be the surviving corporation in the merger.

          VII.2. New Certificate of Incorporation and New By-Laws. On the Effective Date, the New Certificate of Incorporation and New By-Laws of Newco shall become operative as the certificate of incorporation and the by-laws, respectively, of the Debtor. Except to the extent prohibited by the terms and provisions of any then existing agreement, applicable law or the Plan, after the Effective Date, the Debtor may amend the New Certificate of Incorporation and may amend the New By-Laws in accordance with the New Certificate of Incorporation, the New By-Laws and applicable state law.

          VII.3. Issuance of New Common Stock. On the Effective Date, the Debtor shall, in accordance with the Plan, issue the New Common Stock to the holders of the Allowed Class 6 Claims and Class 8 Interests, respectively.

          VII.4. New Credit Agreements. Those provisions under the New Credit Agreements which relate to borrowings made by the Debtor under the Post-Confirmation Facility shall be the source of financing of the Debtor from and after the Effective Date.

          VII.5. Effectiveness of Securities, Instruments and Agreements. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation, (a) the New Common Stock, (b) the New Credit Agreements giving rise to the Post-Confirmation Facility and (c) any security, instrument or agreement entered into in connection with any of the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

          VII.6. Cancellation of New Pre-Petition Facility or Old Credit Agreement. The Company is currently negotiating with a group of banks led by Congress for the purpose of obtaining pre-petition, post-petition and post-confirmation financing. Pursuant to these discussions, as part of the pre-petition financing, shortly before the commencement of the Chapter 11 Case, the New Banks may advance funds sufficient to pay to the Banks all obligations arising under the Old Credit Agreement, thereby causing the termination thereof and the release of all Liens associated therewith. In the event the Company is not successful in entering into definitive documentation with such banks, the Company will seek debtor in possession financing with alternative lending institutions. Upon the approval of the DIP Facility, funds are expected to be made available to the Company to pay all obligations due under the New Pre-Petition Facility or, if such facility has not been entered into, then the obligations in favor of the Banks arising under the Old Credit Agreement. Upon the termination of each of the New Pre-Petition Facility and the Old Credit Agreement, or such other time as all obligations due the Banks or the New Banks, as the case may be, are satisfied in full (other than that portion of any such Claim arising under an outstanding letter of credit, which shall be satisfied by the replacement, reinstatement or cash-collateralization thereof in accordance with the terms of the Old Credit Agreement, the New Pre-Petition Facility or as otherwise agreed between the Company and such holder), and except as otherwise provided in the Plan, the underlying agreement will be deemed canceled and terminated, and the obligations of the Company relating to, arising under, in respect of or in connection with such agreement, and any Liens granted or inuring to the benefit of the Banks or New Banks as provided for thereunder, will thereupon be deemed released, discharged and extinguished.

          VII.7. Cancellation of Securities, Instruments and Agreements Relating to Impaired Claims and Interests. On the Effective Date, except as otherwise provided herein or ordered by the Bankruptcy Court, all securities, instruments and agreements governing any Claims and Interests impaired hereby, including, without limitation, (a) the Old Common Stock, (b) the Old Subordinated Notes,
(c) the Old Indentures, (d) the Old Stock Option Plan, (e) the Old Stockholders' Agreement, (f) the Management Agreement and (g) any security, instrument or agreement entered into in connection with any of the foregoing, in each case, shall be deemed canceled and terminated, and the obligations of the Debtor relating to, arising under, in respect of or in connection with such securities, instruments and agreements shall be released and discharged. Notwithstanding the foregoing, except as otherwise provided herein, the holders of Claims and Interests evidenced by such securities, instruments and agreements may enforce any obligations of the Debtor arising under the terms and provisions of the Plan, and any securities, instruments and agreements related thereto.

          VII.8. Waiver of Subordination. The distributions under the Plan take into account the relative priority of each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions under this Plan shall not be subject to levy, garnishment, attachment or other legal process by any holder (a "Senior Creditor") of a Claim or Interest purporting to be entitled to the benefits of contractual or non-contractual subordination. On the Effective Date, all Senior Creditors shall be deemed to have waived any and all subordination rights which they may have with respect to such distributions, and shall be permanently enjoined from enforcing or attempting to enforce any subordination rights they may otherwise have had.

          VII.9. Surrender of Securities. Each holder of a promissory note or other instrument evidencing a Claim or Interest impaired hereby shall surrender the same to the Debtor, and the Debtor shall distribute or shall cause to be distributed to the holders thereof the appropriate distribution of property hereunder. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such promissory note or other instrument is received by the Debtor, or the unavailability of such note or other instrument is established to the satisfaction of the Debtor. Any such holder that fails to surrender or cause to be surrendered such promissory note or other instrument, or to execute and deliver an affidavit of loss and indemnity satisfactory to the Debtor and, in the event that the Post-Restructuring Board so requests with respect to the Old Subordinated Notes which have been lost or are otherwise unavailable, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Debtor within one year after the Confirmation Date, shall be deemed to have forfeited all Claims against the Debtor represented by such note or other instrument and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall revert to the Debtor. Notwithstanding the foregoing, all Claims shall be discharged and all Interests shall be terminated by this Plan to the extent provided herein regardless of whether and when any surrender, indemnity or bond required by this Section is provided, and regardless of whether the Debtor makes a distribution hereunder in the absence of compliance by any holder of a Claim with the requirements of this Section. The Debtor may waive the requirements of this Section. To the extent necessary or appropriate, a Distribution Agent satisfactory to the Debtor and the Steering Committee may be engaged to accept the surrender of promissory notes or other instruments under the Plan and to effect distributions to such holders in accordance with the terms of the Plan.

          VII.10. Releases. (a) Except as otherwise provided herein or in any agreement, instrument or securities related hereto, on the Effective Date, the Debtor releases unconditionally, and hereby is deemed to have released unconditionally as of such date (i) each of the Debtor's officers, directors, shareholders, employees, consultants, attorneys, accountants and other representatives, NTC and Foley, (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee, (iii) the Steering Committee and, solely in their capacity as members or representatives of the Steering Committee, each member, consultant, attorney, accountant or other representative of and for the Steering Committee, and (iv) the Banks and, solely in their capacity as representatives of the respective Banks, each of the Banks' respective officers, directors, employees, consultants, attorneys, accountants and other representatives (the persons and entities specified in clauses (i), (ii), (iii), and (iv) are referred to collectively as, the "Released Parties"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Released Parties, the Debtor, the Chapter 11 Case or the Plan, provided, however, that the release granted hereunder shall not be deemed to cover claims which any holder of the Old Subordinated Notes may have against any other holder of Old Subordinated Notes which are not related to the Debtor's restructuring, the transactions contemplated thereby or this Plan.

          (a) Except as otherwise provided herein or in any agreement, instrument or securities related hereto, on the Effective Date, each holder of a Claim or Interest (i) who has accepted the Plan, (ii) whose Claim is in a Class that has accepted or is deemed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code or (iii) who may be entitled to receive a distribution of property pursuant to the Plan, shall be deemed to have unconditionally released the Released Parties, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Released Parties, the Debtor, the Chapter 11 Case or the Plan, provided, however, that the foregoing shall not apply to all rights, claims and obligations created by or arising under the Plan, or any agreement, instrument or securities made or issued under the Plan, nor shall the release granted hereunder be deemed to cover claims which any holder of the Old Subordinated Notes may have against any other holder of Old Subordinated Notes which are not related to the Debtor's restructuring, the transactions contemplated thereby or this Plan.

          VII.11. Management of the Debtor. On the Effective Date, the operation and management of the Debtor shall become the general responsibility of the Post-Restructuring Board in accordance with applicable law and the terms of the Restructuring Agreement.

          VII.12. Setoffs. The Debtor may, but shall not be required to, set off against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever which the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.

          VII.13. Distribution of Unclaimed Property. Any distribution of property under the Plan which is unclaimed after one year following the Effective Date shall irrevocably revert to the Debtor.

          VII.14. Address for Notice. Any distributions or notice to which the holder of a Claim or Interest shall be or become entitled under the provisions of this Plan shall be delivered to such holder by regular mail, postage prepaid, in an envelope addressed to such holder as it or its authorized agent may direct in a request filed on or before the Effective Date with the Bankruptcy Court and served upon the Debtor; provided however, that if no such request is filed, the address shown in the Schedules, ledgers or books and records of the Debtor, or if a different address is stated in a Proof of Claim duly filed, to such address contained in the Proof of Claim, shall be deemed the proper and correct address for purposes hereof. Distributions delivered in accordance herewith will be deemed delivered to the holder regardless of whether such distributions are actually received by such holder.

          VII.15. Returned Distributions. Notwithstanding any of the foregoing provisions, if any distribution made hereunder is returned as not forwardable, and the addressee has failed to notify the Debtor or its attorneys (Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022, Attn.: Howard A. Becker, Esq. or Dechert, Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, Attn.: David Schulman, Esq.), as the case may be, of its proper address within sixty (60) days after the distribution has been made, then such party shall have waived its right to any distribution under the Plan.

          VII.16. Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

          VII.17. Corporate Action. Upon the Effective Date, all actions contemplated by the Plan and the Restructuring Agreement shall be authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the merger of the Debtor with and into Newco, (b) the adoption by Newco of the New By-Laws and the adoption and filing by Newco with the Secretary of State of the State of Delaware of the New Certificate of Incorporation, (c) the issuance by Newco of the New Common Stock, and (d) the execution, delivery and performance of the New Credit Agreements and all documents and agreements relating to any of the foregoing. All matters provided for under the Plan involving the corporate structure of the Debtor in connection with the Plan, and any corporate action required by the Debtor in connection with the Plan and the Restructuring Agreement, shall be deemed to have occurred and shall be in effect pursuant to section 303 of the Delaware General Corporation Law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtor. On the Effective Date, the appropriate officers of the Debtor and members of the board of directors of the Debtor are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan and the Disclosure Statement in the name of and on behalf of the Debtor.

          VII.18. Retiree Benefits. On and after the Effective Date, to the extent required by sec tion 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay all retiree benefits (if any), as that term is defined in section 1114 of the Bankruptcy Code, maintained or established by the Debtor prior to the Effective Date, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate the foregoing arrangements.

          VII.19. Fractional Shares. The New Common Stock shall not be issued in fractional shares. If, but for this Section, an Entity would be entitled to receive a fractional share, then such Entity shall be issued in lieu thereof either no share (if such fraction is less than one-half) or one whole share (if such fraction is equal to or greater than one-half).

          VII.20. Timing of Distributions. Notwithstanding anything to the contrary herein, (a) any distribution required by the Plan to be made on the Effective Date in respect of a Claim shall be made as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes Allowed and any other condition to distribution with respect to such Claim shall have been satisfied, and (b) any distribution required by the Plan to be made on a date subsequent to the Effective Date shall be made on the later of (i) such date and
(ii) as soon as practicable after the date on which the pertinent Claim becomes Allowed and any other conditions to distribution with respect to such Claim shall have been satisfied.

          VII.21. Final Order. Any requirement in the Plan for a Final Order may be waived by the Debtor with the consent of the Steering Committee, or, in the event that the Steering Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, upon written notice to the Bankruptcy Court; provided, however, that nothing contained herein shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such Final Order.

          VII.22. Ballot Record Date; Distribution Record Date. The Debtor shall distribute, or cause to be distributed, all distributions of property to be made pursuant to the Plan to the record holders of Allowed Old Subordinated Note Claims as of the Ballot Record Date, unless, prior to the Distribution Record Date, the holder of any such Claim furnishes (or causes its transferee to furnish) the Debtor, or its agent, with sufficient evidence (in the Debtor's or its agent's sole and absolute discretion) of the transfer of such Claim, in which event the Debtor shall distribute, or cause to be distributed, all distributions of property to the holder of such Claim as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers with respect to the Old Subordinated Notes shall be closed and the Debtor, the Debtor and the indenture trustees with respect to the Old Subordinated Note Indentures shall have no obligation to recognize any transfer of the Old Sub ordinated Notes occurring thereafter.

                                 ARTICLE VIII.

                   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          VIII.1. Generally. Effective on and as of the Effective Date, all executory contracts and unexpired leases that exist between the Debtor and any person or entity which are not otherwise terminated in accordance with the terms of the Plan, are hereby specifically assumed, except for any executory contracts and unexpired leases that have been specifically rejected by the Debtor with the approval of the Bankruptcy Court, whether on motion by the Debtor or as part of the approval of the Plan, on or before the Effective Date or in respect of which a motion for rejection has been Filed on or before the Effective Date.

          VIII.2. Assumption. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of all executory contracts and unexpired leases to be assumed by the Debtor in accordance with Section 8.01 hereof pursuant to section 365(a) of the Bankruptcy Code, including the Company's bonus plan pursuant to which up to $828,000 may be paid to certain of the Company's employees as retention bonuses. Upon the Effective Date of the Plan and subject to approval by the Bankruptcy Court in accordance with Section 327 of the Bankruptcy Code, the engagement letter between the Debtor and Houlihan Lokey, Howard & Zukin dated June 15, 1995, as amended, shall be assumed.

          VIII.3. Rejection. Claims created by or arising in connection with the rejection of executory contracts and unexpired leases of the Debtor must be Filed no later than 20 days after service by the Debtor upon the party or parties to such contracts or leases of a notice of entry of a Final Order authorizing such rejection. Any such Claims not Filed within such time shall be forever barred from assertion against the Debtor, the Reorganized Debtor and their property and estate. Each Claim resulting from such rejection shall constitute a Class 2 Claim to the extent it is secured and a Class 7 Claim to the extent it is unsecured; provided, however, that neither Foley nor NTC shall have a separate Management Agreement Claim, beyond those expressly provided for herein, arising from the termination or rejection of the Management Agreement.

          VIII.4. Officers' and Directors' Indemnification Rights. Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its or its affiliates' directors, officers and employees as of the Petition Date against any obligations, liabilities, costs or expenses pursuant to the certificate of incorporation or by-laws of the Debtor, applicable state law, specific agreement, or the customary past practices of the Debtor or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, upon or subsequent to the commencement of the Chapter 11 Case, and any such indemnification rights shall, upon the Effective Date, be deemed obligations assumed by the Debtor.

          VIII.5. Compensation and Benefit Programs. All employee compensation and benefit plans, policies and programs of the Debtor applicable generally to its employees as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans and life, accidental death and dismemberment insurance plans, including benefits severance or other rights accorded certain employees of the Debtor under the terms of the Restructuring Agreement, shall continue in full force and effect, and shall be deemed obligations assumed by the Debtor, without prejudice to the Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate any of the foregoing arrangements; provided, however, that any such obligations in favor of Foley or NTC which arise after the Effective Date shall be deemed waived.

                                  ARTICLE IX.

                             CONDITIONS PRECEDENT

          IX.1. Conditions to Effective Date. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 9.02 hereof:

                 (a) The Confirmation Order in form and substance reasonably satisfactory to the Debtor and the Steering Committee, or, in the event that the Steering Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, shall have become a Final Order.

                 (b) The New Credit Agreements shall have been executed by the respective parties thereto, and all of the conditions precedent to the effectiveness of any advances under the Post-Confirmation Facility (other than that the Plan be effective) shall have been satisfied in full or duly waived.

                 (c) The Debtor shall have concurrently satisfied all of the obligations under the DIP Facility.

                 (d) The Revenue Ruling shall continue to be in full force and effect.

                 (e) All other actions required by Article VII and Section 12.01 hereof to occur on or before the Effective Date shall have occurred.

          IX.2. Waiver of Conditions. The Debtor, with the consent of the Steering Committee, or, in the event that the Steering Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, may waive any of the conditions set forth in Section 9.01 hereof, with the exception of Sections 9.01(b) and 9.01(c), the waiver of which, in addition, will require the consent of the Banks.

                                  ARTICLE X.

              MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

          X.1. Modification of Plan. The Debtor, with the consent of the Steering Committee, or, in the event that the Steering Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, may alter, amend or modify the Plan pursuant to section 1127 of the Bankruptcy Code at any time prior to the time that the Bankruptcy Court has signed the Confirmation Order. After such time and prior to the substantial consummation of the Plan, the Debtor may, so long as the treatment of holders of Claims and Interests under the Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002 or as the Bankruptcy Court may otherwise direct.

          X.2.   Revocation or Withdrawal of Plan.

                 (a) Right to Revoke. The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date.

                 (b) Effect of Withdrawal or Revocation. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any entity in any further proceedings involving the Debtor.

          X.3. Nonconsensual Confirmation. If all of the applicable requirements for confirmation of the Plan are met as set forth in section 1129(a)(1) through (a)(13) of the Bankruptcy Code except subsection (8) thereof, the Debtor intends to request that the

Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to any nonaccepting impaired Class.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

          XI.1.  Jurisdiction of Bankruptcy Court.

                 (a) Following the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction of the Chapter 11 Case for the following purposes:

                     (i) To hear and determine any pending applications for the rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom.

                     (ii) To determine any adversary proceedings, applications, contested matters and other litigated matters pending on the Effective Date.

                     (iii) To ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided herein.

                     (iv) To hear and determine objections to or requests for estimation of Claims, including any objections to the classification of any Claim, and to allow, disallow and/or estimate any Claim, in whole or in part.

                     (v) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

                     (vi) To issue any appropriate orders in aid of execution of the Plan or to enforce the Confirmation Order and/or the discharge, or the effect of such discharge, provided to the Debtor.

                     (vii) To hear and determine any applications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

                     (viii) To hear and determine all applications for compensation and reimbursement of expenses of professionals or members of the Creditors' Committee (and if applicable, the Steering Committee) under sections 330, 331, 503(b) and/or 1103 of the Bankruptcy Code.

                     (ix) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan.

                     (x) To hear and determine other issues presented or arising under the Plan.

                     (xi) To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

                     (xii)   To enter a final decree closing the Chapter 11
                 Case.

                 (b) Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Case for the following purposes:

                     (i) To recover all assets of the Debtor and property of the estate, wherever located.

                     (ii) To hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtor or its estate arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Case, including, without limitation, matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

                     (iii) To hear any other matter not inconsistent with the Bankruptcy Code.

          XI.2. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Chapter 11 Case, including with respect to the matters set forth above in Sec tions 11.01(a) and
(b) hereof, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                 ARTICLE XII.

                           MISCELLANEOUS PROVISIONS

          XII.1. Possible Sale of Engineered Products Division; Binding Vote. In the event a Qualifying Offer is accepted in accordance with the terms of
Section 4.01 of the Restructuring Agreement, and provided such transaction is not consummated prior to the Petition Date, the Debtor shall seek Bankruptcy Court approval thereof at or prior to the Confirmation Hearing (the "Sale Motion"). Approval by the Bankruptcy Court of a Qualifying Offer as part of a Sale Motion made at or prior to the Confirmation Hearing shall be deemed to satisfy the requirements Section 4.01 of the Restructuring Agreement. As set forth in Article V of the Plan, consummation of such sale will affect the percentage distribution to the holders of Allowed Class 6 Claims and Allowed Class 8 Interests. The acceptance of the Plan by any Class of Claims or Interests shall be deemed binding on such Class, whether or not a Qualifying Offer is pursued, accepted or thereafter consummated.

          XII.2.  Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

          XII.3. Discharge of Debtor. Except as otherwise expressly provided herein, the confirmation of the Plan shall, provided that the Effective Date shall have occurred, discharge all Claims and terminate all Interests, to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, to the extent authorized or provided for by sections 524 and 1141 thereof.

          XII.4. Injunction. Except as otherwise expressly provided herein, the entry of the Confirmation Order shall, provided that the Effective Date shall have occurred, permanently enjoin all persons or entities that have held, currently hold or may hold a Claim, or other debt or liability that is discharged pursuant to the Plan or who have held, currently hold or may hold an Interest that is terminated pursuant to the Plan from taking any of the following actions in respect of such discharged Claim, debt or liability or such terminated Interest: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, NTC, or their respective affiliates, shareholders or directors, or their property; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, NTC, or their respective affiliates, shareholders or directors, or their property; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtor, NTC, or their respective affiliates, shareholders or directors, or their property; (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor, NTC, or their respective affiliates, shareholders or directors, or their property; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan.

          XII.5. Vesting. Except as otherwise expressly provided herein, on the Effective Date, all property and assets of the estate of the Debtor shall vest in the Debtor, free and clear of all Claims, Interests, Liens and other interests of creditors and equity security holders arising on or before the Effective Date, and the Debtor may operate its business, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Court.

          XII.6. Employee Benefits. As described in Section 4.5 of the Restructuring Agreement, the Debtor has reviewed with the individual members of the Steering Committee the importance of retaining the services of key employees (other than Foley) and, with the approval of the individual members of the Steering Committee and the recommendation of their financial advisor, has adopted a bonus plan in form and substance satisfactory to the Majority Holders (as defined in the Restructuring Agreement). The Debtor, on or prior to the first anniversary following confirmation of the Plan, will adopt one or more stock option plans pursuant to which then-current employees (in no event to include Foley) identified on Exhibit C to the Restructuring Agreement will be
                             ---------
granted options covering shares of New Common Stock, all in amounts and with exercise prices and other terms customary for key employees of publicly-traded textile companies as determined by the Debtor's Post-Restructuring Board. The Debtor will continue to honor the deferred compensation obligations owed to its employees (other than Foley), a copy of which is set forth on Exhibit D to the Restructuring
                                        ---------
Agreement.

          XII.7. Exculpation. Neither the Debtor, the Banks, the Creditors' Committee, NTC, any shareholder of the Debtor, nor the Steering Committee, nor any of their respective members, officers, directors, shareholders, employees, agents, attorneys, accountants or other advisors, shall have or incur any liability to any holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for any act or failure to act that constitutes willful misconduct or recklessness as determined pursuant to a Final Order, and in all respects, such persons and entities (a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice and (b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.

          XII.8. Abandonment of Avoidance Actions. Any avoidance actions arising under any provision of the Bankruptcy Code or applicable state law accruing to the Debtor shall be deemed abandoned by the Debtor as of the Effective Date.

          XII.9. Reconstitution of Board. The individuals who will serve on the Post-Restructuring Board shall be designated by the Creditors' Committee prior to the Confirmation Date and will be announced at the hearing to consider confirmations of the Plan prior to the Effective Date or at such other time as the Bankruptcy Court may direct.

          XII.10. Creditors' Committee. The existence of each official statutory committee appointed in the Chapter 11 Case shall terminate on the Effective Date.

          XII.11. Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal laws are applicable, the laws of the State of Delaware shall govern the construction and implementation of the Plan and all rights and obligations arising under the Plan.

          XII.12. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor shall comply with all withholding, reporting, certification and information requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding, reporting, certification and information requirements. Entities entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as the Debtor may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable the Debtor to obtain the certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.

          XII.13. Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day which is a Business Day.

          XII.14. Section 1146 Exemption. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtor pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

          XII.15. Severability. In the event that any provision of the Plan is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of the Plan.

          XII.16. Binding Effect. The provisions of the Plan shall bind all holders of Claims and Interests, whether or not they have accepted the Plan.

          XII.17. Notices. All notices, requests or demands in connection with the Plan shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or overnight courier service, and if sent to the Debtor, addressed to:

          THE BIBB COMPANY
          237 Coliseum Drive
          Macon, GA  31201
          Attention:  A. William Ott

               and

          THE BIBB COMPANY
          c/o NTC Group, Inc.
          Three Pickwick Plaza
          Suite 200
          Greenwich, CT  06830
          Attn:  Thomas C. Foley

               and

          DECHERT, PRICE & RHOADS
          4000 Bell Atlantic Tower
          17171 Arch Street
          Philadelphia, PA  19103-2793
          Attn:  David E. Schulman, Esq.

               and

          KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
          425 Park Avenue
          New York, NY  10022
          Attn:  Howard A. Becker, Esq.

          with a copy to:

          JONES, DAY, REAVIS & POGUE
          (at the address set forth below)

if to the Creditors' Committee or the Steering Committee, addressed to:

          JONES, DAY, REAVIS & POGUE
          599 Lexington Avenue
          New York, NY  10022
          Attn:  Marc S. Kirschner, Esq.

          with a copy to:

          THE BIBB COMPANY
          KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
          AND DECHERT PRICE & RHOADS
          (at the respective addresses set forth above)

          XII.18. Plan Controls. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement, or any other instrument or agreement contemplated to be executed pursuant to the Plan, the provisions of the Plan shall control and take precedence.

          XII.19. Successors and Assigns. The rights, duties and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such person or entity.

          XII.20. Section Headings. The section headings contained in the Plan are for reference purposes only and shall not constitute a portion of the Plan or affect in any way the meaning, construction or interpretation of the Plan.

Dated:    Wilmington, Delaware
          July 3, 1996

                                    Respectfully submitted,

                                    THE BIBB COMPANY, Debtor



                                    By:     /s/ A. William Ott
                                           -----------------------------
                                                A. William Ott


       KAYE, SCHOLER, FIERMAN,                YOUNG, CONAWAY, STARGATT
         HAYS & HANDLER, LLP                        & TAYLOR
      Co-Counsel for the Debtor              Co-Counsel for the Debtor
          425 Park Avenue                11th Floor - Rodney Square North
      New York, New York  10022                   P.O. Box 391
                                         Wilmington, Delaware  19899-0391

                            DECHERT PRICE & RHOADS
                       Corporate Counsel for the Debtor
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                    Philadelphia, Pennsylvania  19103-2793